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                                                                  EXHIBIT 10.2


                                  MASTER LEASE
                                     DATED
                                FEBRUARY 1, 1997
                                    BETWEEN

                        GETTY REALTY CORP., AS LANDLORD,

                                      AND

                   GETTY PETROLEUM MARKETING INC., AS TENANT























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                               TABLE OF CONTENTS

           Paragraph                                                   Page

           1    Definitions............................................ 2

           2    Term................................................... 8

           3    Rent................................................... 9

           4    Additional Payments by Tenant; Impositions............ 10

           5    Use................................................... 11

           6    Compliance with Law................................... 12

           7    Maintenance and Alterations........................... 12

           8    Prohibited Liens...................................... 14

           9    Hazardous Substances; Environmental Indemnification... 14

          10    Indemnification; Liability of Landlord................ 15

          11    Right of Contest...................................... 17

          12    Insurance............................................. 18

          13    Damage or Destruction................................. 20

          14    Condemnation.......................................... 20

          15    Transfers by Landlord................................. 21

          16    Transfers by Tenant; Dealer Leases.................... 22

          17    Quiet Enjoyment....................................... 23

          18    Default by Tenant; Remedies........................... 24

          19    Termination........................................... 28

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    Paragraph                                                           Page

    20  Notices.......................................................... 28

    21  No Broker........................................................ 28

    22  Economic Abandonment............................................. 29

    23  Third Party Leases............................................... 29

    24  Waivers.......................................................... 30

    25  Further Assurances; Additional Deliveries........................ 30

    26  Miscellaneous.................................................... 31

    27  Interpretation; Execution and Application of Lease............... 32


                                 _____________





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This MASTER LEASE (the "Lease") is made and entered into on February 1, 1997
(the "Commencement Date"), between Getty Realty Corp., a Delaware corporation whose address is 125 Jericho Turnpike, Jericho, New York 11753 ("Landlord"), and Getty Petroleum Marketing Inc., a Maryland corporation whose address is 125 Jericho Turnpike, Jericho, New York 11753 ("Tenant").

                                R E C I T A L S

     A. Landlord holds good and marketable fee simple absolute title to the lands described in EXHIBIT A, (the "Land"), together with: (a) all buildings, structures and other improvements and appurtenances presently located on the Land; (b) all right, title and interest of Landlord, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line of such street or highway; (c) the appurtenances and all the estate and rights of Landlord in and to the Land; (d) any strips or gores adjoining the Land; and (e) all right, title and interest of Landlord, if any, in and to any furnishings, fixtures, equipment or other personal property attached or appurtenant to any improvements located on the Land which are not being transferred to Tenant on the date hereof (all, collectively, together with the properties set forth in Exhibit B, the "Premises") subject only to the estates, interests, liens, charges and encumbrances set forth in EXHIBIT C (the "Permitted Exceptions").

     B. Landlord (including certain of its subsidiaries) is the lessee of certain Premises described in EXHIBIT B (the "Third Party Leases").

     C. The Premises consist of Petroleum Terminals and Service Stations.

     D. Landlord and Tenant have entered into that certain Reorganization and Distribution Agreement dated as of _______, 1997 (the "Distribution Agreement") transferring to Tenant the Marketing Assets and Marketing Business (as such terms are defined in the Distribution Agreement) in anticipation of a distribution by Landlord of the common stock of Tenant to the stockholders of Landlord.

     E. In accordance with the Distribution Agreement, Landlord desires to lease or sublease the Premises to Tenant, and Tenant desires to lease or sublease the Premises from Landlord, most of which Service Station Premises are subject to the tenancies of lessee-dealers ("Dealers").

     F. The parties desire to enter into this Lease to set forth their rights and obligations relating to the Premises.

     NOW, THEREFORE, in exchange for good and valuable consideration, Landlord hereby leases and subleases the Premises to Tenant and Tenant hereby takes and hires the Premises from Landlord, subject only to the Permitted Exceptions, and the Dealers' tenancies, for the Term (as hereinafter defined), upon the terms and conditions of this Lease.

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1       Definitions.

     The following definitions shall apply throughout this Lease, in addition to any other definitions elsewhere in this Lease. An Index of Defined Terms follows the signature page.

     1.1   Additional Rent.   The term "Additional Rent" means any and all sums
and payments that this Lease requires Tenant to pay to Landlord, except Fixed Rent. Additional Rent shall also include all Impositions.

     1.2 Business Day. A "Business Day" means any weekday on which banks in the State of New York are generally open to conduct regular banking business with bank personnel.

     1.3 Casualty. A "Casualty" means any damage or destruction affecting any or all structures or other improvements located on the Premises.

     1.4 Commencement Date. February 1, 1997 for all Premises, except for those Premises requiring consent to a sublease from a Third Party Lessor, which shall commence on such later date upon which consent is obtained.

     1.5 Condemnation. A "Condemnation" means any taking of the Premises or any part of the Premises by condemnation or by exercise of any right of eminent domain, or by any similar proceeding or act of any Government.

     1.6 Construction Work. The term "Construction Work" means any alteration, modification, demolition, or other construction or reconstruction work, or the construction or reconstruction of any new improvements, or repair of any existing improvements, located on, under or at the Premises.

     1.7 County. The "County" means the county where the Premises are located.

     1.8  Default.  A "Default" means any Monetary Default or Non-Monetary
Default.

     1.9 Equipment Liens. The term "Equipment Liens" means purchase-money security interests, financing leases, personal property liens, and similar arrangements (including the corresponding UCC-1 financing statements) relating to Tenant's acquisition, encumbering or financing of personal property, fixtures or equipment used in connection with the operation of any business on the Premises not prohibited by this Lease, any Third Party Lease or any Fee Mortgage on the Premises, that are leased, purchased pursuant to conditional sale or installment sale arrangements, encumbered by a security agreement made by Tenant, or used under licenses, such as convenience food store equipment, gasoline marketing equipment, UST's, furniture, fixtures and equipment, telephone, telecommunications and facsimile transmission equipment, point of sale equipment, televisions, radios, and computer systems, provided that each

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Equipment Lien encumbers or otherwise relates to only the property financed or otherwise provided by the secured party under such Equipment Lien.

     1.10 Environmental Law. The term "Environmental Law" shall mean any Law related to environmental conditions on, under, or about the Premises, or arising from use or occupancy of the Premises, including soil, air and ground water conditions, or governing the use, generation, storage, transportation, disposal, release, clean-up or control of Hazardous Substances in, on, at, to or from the Premises.

     1.11 Estoppel Certificate. An "Estoppel Certificate" means a statement in writing containing any or all of the following statements (identifying in reasonable detail any exceptions that may exist at the time), as requested by either party: (a) this Lease has not been amended, constitutes the entire agreement between Landlord and Tenant relating to the Premises, and is in full force and effect; (b) neither Landlord nor Tenant is in default under this Lease and to the best of the signer's knowledge no facts or circumstances exist that, with the passage of time or the giving of notice, would constitute defaults under this Lease by Landlord or Tenant; (c) Tenant has paid all Rent to date; (d) the Commencement Date or any other then-ascertainable date relevant to this Lease; and (d) such other matters as either party shall reasonably request.

     1.12 Fee Estate. The "Fee Estate" means Landlord's fee estate in the Premises or any part of the Premises or any direct or indirect interest in such fee estate or, in the case of Premises owned by a Third Party Lessor, the fee estate of such Third Party Lessor.

     1.13 Fee Mortgage. A "Fee Mortgage" means any mortgage, deed of trust, deed to secure debt, assignment, security interest, pledge, financing statement or any other instrument(s) or agreement(s) intended to grant security for any obligation encumbering the Fee Estate, as entered into, renewed, modified, amended, extended or assigned from time to time during the Term.

     1.14   Fixed Rent.   Fixed Rent shall include all rent payable under
Section 3.1 including Rent payable to Third Party Lessors.

     1.15 Government. The term "Government" means each and every applicable governmental authority, department, agency, bureau or other entity or instrumentality having jurisdiction over the Premises, including the federal government of the United States, the State government and any subdivisions and municipalities thereof, including the County government, and all other applicable governmental authorities and subdivisions thereof.

     1.16 Hazardous Substances. The term "Hazardous Substances" shall include flammable substances, explosives, radioactive materials, asbestos, polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, medical wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic by Environmental Law.

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     1.17  Hazardous Substances Discharge.  The term "Hazardous Substances
Discharge" shall mean any deposit, spill, discharge, or other release of Hazardous Substances that occurs at or from the Premises or that arises at any time from the use, occupancy or operation of the Premises or any activities conducted therein.

     1.18 Impositions. The term "Impositions" means all taxes, special and general assessments, water rents, rates and charges, commercial rent taxes, UST fees and taxes, sewer rents and other impositions and charges of every kind and nature whatsoever with respect to the Premises, that may be assessed, levied, confirmed, imposed or become a lien on the Premises (other than on account of any actions or omissions of Landlord or Third Party Lessor or conditions existing on, at or with respect to the Premises before the Commencement Date) by or for the benefit of any Government with respect to any period during the Term together with any taxes and assessments that may be levied, assessed or imposed by any Government upon the gross income arising from any Rent or in lieu of or as a substitute, in whole or in part, for taxes and assessments imposed upon or related to the Premises and commonly known as real estate taxes. Notwithstanding the foregoing, all such obligations of a lessee in a Third Party Lease are also Impositions. The term "Impositions" shall, however, not include any of the following, all of which Landlord shall pay before delinquent or payable only with a penalty: (a) any franchise, income, excess profits, estate, inheritance, succession, transfer, gift, corporation, business, capital levy, or profits tax, or license fee, of Landlord, (b) the incremental portion of any of the items listed in this paragraph that would not have been levied, imposed or assessed but for any sale or other direct or indirect transfer of the Fee Estate or of any interest in Landlord during the Term, (c) any charges that would not have been payable but for any act or omission of Landlord or conditions existing on, at or with respect to the Premises before the Commencement Date, (d) any charges that are levied, assessed or imposed against the Premises during the Term based on the recapture or reversal of any previous tax abatement or tax subsidy, or compensating for any previous tax deferral or reduced assessment or valuation, or based on a miscalculation or misdetermination of any charge(s) of any kind imposed or assessed with respect to the Premises, relating to any period(s) before the Commencement Date, and (e) interest, penalties and other charges with respect to items "a" through "d."

     1.19 Indemnify. Wherever this Lease provides that a party shall "Indemnify" another from or against a particular matter, such term means that the Indemnitor shall indemnify the Indemnitee (and the owner of the Fee Estate and their respective partners, officers, directors, agents and employees) and defend and hold the Indemnitee (and the owner of the Fee Estate and their respective partners, officers, directors, agents and employees) harmless from and against any and all loss, cost, claims, liability, penalties, judgments, damage or other injury, detriment, or expense (including Legal Costs, interest and penalties) reasonably incurred or suffered by the Indemnitee (and its partners, officers, directors, agents and employees) on account of the matter that is the subject of such indemnification or in enforcing the Indemnitor's indemnity.

     1.20 Indemnitee. An "Indemnitee" is a party that is entitled to be Indemnified pursuant to this Lease.

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     1.21  Indemnitor.  An "Indemnitor" is a party that agrees to Indemnify another party pursuant to this Lease.

     1.22 Insubstantial Condemnation. An "Insubstantial Condemnation" means any Condemnation other than a Substantial Condemnation.

     1.23 Landlord. Getty Realty Corp. and certain of its subsidiaries, who have approved this Lease on the signature page hereof.

     1.24 Law. The term "Law" or "Laws" means all laws, ordinances, requirements, orders, directives, rules and regulations of any applicable Government affecting the development, improvement, alteration, use, maintenance, operation or occupancy of the Premises or any part of the Premises, whether in force at the Commencement Date or passed, enacted or imposed at some time in the future, subject in all cases, however, to all applicable waivers, variances and exemptions limiting the application of the foregoing to the Premises.

     1.25 Leasehold Estate. The "Leasehold Estate" means Tenant's leasehold estate under this Lease, upon and subject to all the terms and conditions of this Lease, and any Third Party Lease affecting the Premises, or any part of such leasehold estate or any direct or indirect interest in such leasehold estate.

     1.26 Legal Costs. "Legal Costs" means all reasonable costs and expenses incurred by a party to this Lease in connection with any legal proceeding, including reasonable attorneys' fees, consultant's fees, court costs, and expenses.

     1.27 Monetary Default. A "Monetary Default" means any failure by Tenant to pay any Rent or other sum(s) of money, including Additional Rent payable pursuant to this Lease, when and as required to be paid pursuant to this Lease.

     1.28 Non-Monetary Default. A "Non-Monetary Default" means any failure by Tenant to comply with any terms or provisions of, or perform as required, by this Lease, other than a Monetary Default.

     1.29 Notice. The term "Notice" means any notice, demand, request, election, designation, or consent, including any of the foregoing relating to a Default or alleged Default, that is permitted, required or desired to be given by either party in connection with this Lease. Notices shall be delivered, and shall become effective, only in accordance with the requirements of Paragraph 20.

     1.30 Notice of Default. A "Notice of Default" means any Notice from one party to the other claiming or giving Notice of a Default or alleged Default by the recipient.


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     1.31  Person.  "Person" is an individual, corporation or partnership, including without limitation, Power Test Realty Company Limited Partnership.

     1.32 Petroleum Terminal. "Petroleum Terminal" is a Premises which is a terminal for the storage and distribution of petroleum products either owned or leased by Landlord or one of its subsidiaries.

     1.33 Premises.   Each property listed in Exhibits A and B and,
collectively, all of the properties listed in Exhibits A and B, except for those properties which may be deleted from time to time by Substantial Condemnation, or by the expiration of a Third Party Lease or by not exercising a Renewal Option.

     1.34 Prime Rate. The "Prime Rate" means the prime rate or equivalent "base" or "reference" rate for corporate loans that, at Landlord's election, by Notice to Tenant, is: (a) published from time to time in the Wall Street Journal; (b) announced from time to time by Chase Manhattan Bank, New York, New York, or any other large United States "money center" commercial bank designated by Landlord; or (c) if such rate is no longer so published or announced, then a reasonably equivalent rate published by an authoritative third party designated by Landlord. Notwithstanding anything to the contrary in this paragraph, the Prime Rate shall never exceed the highest rate of interest legally permitted to be charged in transactions of the character of this Lease between parties of a character similar to Landlord and Tenant.

     1.35 Prohibited Liens. A "Prohibited Lien" means any mechanic's, vendor's, laborer's or material supplier's statutory lien or other similar lien arising by reason of work, labor, services, equipment or materials supplied, or claimed to have been supplied, to Tenant, which lien either: (a) is filed against the Fee Estate or (b) is filed against the Leasehold Estate and, upon termination of this Lease, would under the law of the State attach to the Fee Estate. Notwithstanding anything to the contrary in this Lease, an Equipment Lien shall not constitute a Prohibited Lien and nothing in this Lease shall prohibit Tenant from creating, or require Tenant to remove, any Equipment Lien except upon termination of this Lease.

     1.36 Renewal Option.  The right to renew the Lease as provided in Section
2.1 for each Premises individually.

     1.37  Rent.  The "Rent" means Fixed Rent and Additional Rent.

     1.38 Service Station. A Premises which is currently used to sell motor fuels or convenience store items or both, and in some instances is used for motor vehicle repairs and/or other services ancillary to the sale of motor fuels or convenience store items.

     1.39  State.  The "State" means the State where the Premises are located.

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     1.40  Sublease.  The term "Sublease" means any sublease of the Premises or any part of the Premises, or any other agreement or arrangement (including a license agreement or concession agreement) made by Tenant granting any third party the right to occupy, use or possess any portion of the Premises. The leases to the Dealers assigned under Paragraph 16.2 are Subleases.

     1.41 Substantial Condemnation. A "Substantial Condemnation" means any Condemnation that, in Tenant's reasonable judgment, renders the remaining portion of the Premises unsuitable for the conduct of Tenant's business as a gasoline service station and/or convenience store or such other permitted, lawful use at the time of the Condemnation. Tenant may waive its right to treat as a Substantial Condemnation any Condemnation that would otherwise qualify as such.

     1.42 Subtenant. The term "Subtenant" means any person having rights of occupancy, use or possession under a Sublease, and any concessionaires and licensees that Tenant elects to treat as Subtenants. The Dealers are Subtenants.

     1.43 Temporary Condemnation. A "Temporary Condemnation" means a Condemnation relating to the temporary right to use or occupy the Premises or any part of the Premises.

     1.44 Tenant. Getty Petroleum Marketing Inc. and for certain Premises located in the Mid-Hudson Valley, Kingston Oil Supply Corp.

     1.45 Termination Date. The "Termination Date" means the date when this Lease terminates or expires (i) for any Premises for which a Renewal Option is not exercised, (ii) for Third Party Leases upon their expiration date, and
(iii) for all Premises, whether pursuant to the expiration of the Term as provided for in this Lease or pursuant to Landlord's exercise of remedies upon occurrence of an Event of Default.

     1.46 Third Party Lease. A lease between a Third Party Lessor and Landlord or a subsidiary of Landlord for the Premises.

     1.47 Third Party Lessor. A Person who owns Premises and leases it to Landlord or a subsidiary of Landlord. Power Test Realty Company Limited Partnership is a Third Party Lessor.

     1.48 Unavoidable Delay. The term "Unavoidable Delay" means a delay in the performance of any obligation under this Lease (excluding in any case any obligation to pay money) arising from or on account of any cause whatsoever beyond the reasonable control of the person required to perform, including strikes, labor troubles, litigation, Casualty, Condemnation, accidents, Laws, governmental preemption, war, riots, and other causes beyond such party's reasonable control, whether similar to or dissimilar to the causes specifically enumerated in this

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paragraph.  In no event shall Unavoidable Delay be deemed to include any delay caused by a person's financial condition.

     1.49 UST. An underground storage tank including related piping, underground pumps, wiring and their monitoring devices.

     1.50 Waiver of Subrogation. A "Waiver of Subrogation" means a provision in, or endorsement to, any insurance policy required by this Lease, by which the insurance carrier agrees to waive all rights of recovery by way of subrogation against either party to this Lease in connection with any loss covered by such insurance policy.

2 Term.

     2.1 Initial Term and Renewal Term(s). The initial term of this Lease (the "Initial Term") shall commence on the Commencement Date. The Initial Term shall continue until 11:59 p.m. on January 31, 2012, unless terminated sooner. Except as provided in Paragraph 23.3, Tenant shall have the absolute and unconditional right and option (each such right and option, a "Renewal Option") to extend and renew this Lease as to any or all of the Premises upon the same terms and conditions (except for rental) as this Lease, for four (4) additional successive periods (each, a "Renewal Term") following expiration of the Initial Term. Tenant shall exercise each Renewal Option, if at all, by giving Landlord Notice thereof (in compliance with this Lease) at least two (2) years before the first day of the corresponding Renewal Term. Wherever this Lease refers to the "Term," such reference means the Initial Term as extended from time to time, pursuant to Tenant's Renewal Option(s), to include one or more Renewal Term(s), so that upon Tenant's exercise of any Renewal Option(s), the "Term" shall include the corresponding Renewal Term(s). At the expiration or termination of (i) the Lease as applicable to any Premises and (ii) the final Renewal Term provided for below, Tenant shall have no further rights to renew or extend this Lease (x) as it applies to any Premises not previously extended or renewed and (y) at the expiration of the final Renewal Term. The Renewal Options and Renewal Terms are as follows:

     2.1.1 First Renewal Term. The first Renewal Term shall be for a period of ten (10) years beginning on February 1, 2012 and ending on January 31, 2022.

     2.1.2 Second Renewal Term. The second Renewal Term shall be for a period of ten (10) years beginning on February 1, 2022 and ending on January 31, 2032.

     2.1.3 Third Renewal Term. The third Renewal Term shall be for a period of ten (10) years beginning on February 1, 2032 and ending on January 31, 2042.

     2.1.4 Fourth Renewal Term. The fourth and final Renewal Term shall be for a period of ten (10) years beginning on February 1, 2042 and ending on January 31, 2052.


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     2.2.  Default by Tenant.  Tenant's Renewal Options shall remain effective notwithstanding Tenant's Default, unless and until all cure periods available to Tenant shall have expired without cure and Landlord shall have terminated this Lease. Provided only that this Lease has not been terminated, there shall be no conditions (express or implied) to Tenant's exercise of any Renewal Option(s) (except as set forth in Section 23.3 as it pertains to a Third Party Lease).

     2.3 Title to Improvements and Personal Property. Notwithstanding anything to the contrary in this Lease, except for certain USTs referred to in Paragraph 7.6, and except for property owned by third parties, all improvements constructed by Tenant and all personal property and equipment located in, on or at the Premises or otherwise constituting part of the Premises shall at all times during the Term be owned by, and shall belong to, Tenant. All the benefits and burdens of ownership of the foregoing shall be and remain in Tenant during the Term.

3       Rent.

     3.1 Fixed Rent. Throughout the Term and all Renewal Terms, Tenant shall pay Landlord, without notice or demand, in lawful money of the United States of America, at Landlord's office or as Landlord shall otherwise designate, a net annual rental (the "Fixed Rent") as follows:

     3.1.1. Calculation of Fixed Rent.   During the Initial Term and all
Renewal Terms, Fixed Rent shall be $______ per month all as more fully set forth in Schedule 1 and as adjusted in this Article 3. The Fixed Rent during the Initial Term and all Renewal Terms shall be reduced at the time that any Premises may be deleted from the Lease by Substantial Condemnation, or by the expiration or termination of a Third Party Lease described in Exhibit B by the amount of Fixed Rent set forth on Schedule 1(as it may be increased pursuant to Paragraph 3.1.2) attributable to such deleted Premises. The Fixed Rent during any Renewal Term shall be reduced by the amount of Fixed Rent set forth on
Schedule 1 (as it may be increased pursuant to Paragraph 3.1.2) attributable to all Premises for which Renewal Options have not been exercised by Tenant.

     3.1.2. CPI Increases. At the end of the fifth (5th) Lease year (in the first instance, on February 1, 2002) and at the end of each five (5) year period thereafter during the Term and all Renewal Terms the Fixed Rent in effect at the end of each such five (5) year period shall be increased by an amount equal to all increases in the Consumer Price Index, Northeast Region or the successor index thereto ("CPI"), over the prior five (5) year period (such CPI increase to be computed on the Fixed Rent in effect for the relevant January before the February 1 when the increase is to be effective); provided, however, that in no event shall any one increase exceed fifteen (15%) percent of the Fixed Rent in effect before the applicable February 1 increase effective date. If the relevant CPI index is not yet available on any February 1 when an

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increase is to be effective, the Rent will be adjusted retroactively when such
CPI index becomes available.

     3.2 Payment; Proration; Etc. Tenant shall pay Fixed Rent in equal monthly installments in advance on the first day of each month. Rent for partial months at the beginning or end of the Term shall be prorated based on the number of days in such month within the Term divided by the total number of days in the entire month. Tenant shall pay all Rent payable to Landlord by wire transfer of currently available federal funds to Landlord's bank account as designated by Landlord.

     3.3 Additional Rent. In addition to Fixed Rent, Tenant shall pay Landlord, as additional rent under this Lease, all Additional Rent within twenty
(20) days after receipt of invoice therefor or as otherwise set forth in Paragraph 4.

     3.4 No Allocation to Personal Property. None of the Rent provided for under this Lease is allocable to any personal property included in the Premises.

     3.5 Offsets. Tenant shall pay all Rent without offset, defense, claim, counterclaim, reduction, deduction, or exercise of recoupment rights of any kind whatsoever, except that notwithstanding anything to the contrary in this Lease, Tenant shall be entitled to offset against Rent an amount equal to any of the following obligations required to be performed by Landlord to the extent Landlord fails to perform any such obligation after Notice and demand:

          3.5.1 Landlord's obligation pursuant to Paragraph 7.6 to upgrade or replace the UST's at the locations set forth in Exhibit D, to the extent Tenant is required to expend monies therefor; and

          3.5.2 Landlord's obligation pursuant to Paragraph 7.6 to comply in all material respects with Environmental Laws at the locations set forth in Exhibit D and Exhibit E, to the extent Tenant is required to expend monies to achieve such compliance.

4    Additional Payments by Tenant; Impositions.

     4.1 Landlord's Net Return. The parties intend that this Lease shall constitute a "net lease," so that the Rent shall provide Landlord with "net" return for the Term, free of any expenses or charges with respect to the Premises, except as specifically provided in this Lease. Accordingly, Tenant shall pay as Additional Rent and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, each and every item of expense, of every kind and nature whatsoever, related to or arising from the Premises, or by reason of or in any manner connected with or arising from the development, leasing, operation, management, maintenance, repair, use or occupancy of the Premises or any portion of the Premises. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to pay any of the following incurred by Landlord: (a) principal, interest, or other charges payable under any


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Fee Mortgage; (b) depreciation, amortization, brokerage commissions, financing or refinancing costs, management fees or leasing expenses incurred by Landlord with respect to the Fee Estate or the Premises; (c) consulting, overhead, travel, legal, staff, and other similar costs incidental to Landlord's ownership of the Premises, other than Legal Costs that Tenant has expressly agreed to pay;
(d) any costs arising from or pursuant to any instrument or agreement affecting the Premises that is not a Permitted Exception and to which Landlord is a party and Tenant is not a party; and (e) the obligations of Landlord set forth in Paragraphs 7.6 and 9.3.

     4.2 Impositions. For any period within the Term (with daily proration for periods partially within the Term and partially outside the Term), Tenant shall pay and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, all Impositions. Tenant shall also pay all interest and penalties assessed by any Government on account of late payment of any Imposition, unless such late payment was caused by Landlord's failure to remit an Imposition (paid to Landlord by Tenant) in accordance with Tenant's reasonable instructions or Landlord's failure to promptly forward Tenant a copy of a tax bill received by Landlord, in which case Landlord shall pay such interest and penalties. Tenant shall within a reasonable time after Notice from Landlord provide Landlord with reasonable proof that Tenant has paid any Imposition(s) that this Lease requires Tenant to have paid.

     4.3 Assessments in Installments. To the extent that may be permitted by law or by a Third Party Lease, Tenant shall have the right to apply for conversion of any assessment to cause it to be payable in installments. After such conversion, Tenant shall pay and discharge only such installments of such assessment as shall become due and payable during the Term.

     4.4 Direct Payment by Landlord. If any Imposition or other item of Rent is required to be paid directly by Landlord, then: (a) Landlord appoints Tenant as Landlord's attorney in fact for the purpose of making such payment; and (b) if the person entitled to receive such payment refuses to accept it from Tenant, then Tenant shall give Landlord Notice of such fact and shall remit payment of such Imposition to Landlord in a timely manner accompanied by reasonable instructions as to the further remittance of such payment. Landlord shall with reasonable promptness comply with Tenant's reasonable instructions and shall Indemnify Tenant against Landlord's failure to do so.

     4.5 Utilities. Tenant shall pay all fuel, gas, light, power, water, sewage, garbage disposal, telephone and other utility charges, and the expenses of installation, maintenance, use and service in connection with the foregoing, relating to the Premises during the Term.

5 Use.

     Tenant may use (a) a Service Station Premises for a gasoline service station/convenience store, and (b) a Petroleum Terminal Premises for the storage and distribution of petroleum products, and any other lawful purpose but only in conjunction with the foregoing permitted uses. In using the Premises, Tenant shall comply with all restrictions and mandates set forth in the Permitted Exceptions or a Third Party Lease where applicable. Tenant shall not have any obligation to actually operate the Premises or otherwise conduct business of any nature thereon and Tenant may discontinue operation of the Premises at any time or from time to time except as may be required under a Third Party Lease, Fee Mortgage or instances where a license(s) or permit(s) or the continued use may be in jeopardy in which event Tenant shall continue operation to the extent necessary to protect the license(s) or permit(s), or as required pursuant to a Third Party Lease or a Fee Mortgage.

6 Compliance with Law.

     Tenant shall during the Term, at Tenant's expense: (a) observe and comply with all Laws affecting the Premises; (b) procure every permit, license, certificate or other authorization required in connection with the lawful and proper maintenance, operation, use and occupancy of the Premises or required in connection with any Construction Work or improvements erected on the Premises and (c) comply with all such permits, licenses, certificates and other authorizations. Notwithstanding the foregoing, Tenant shall have the right to contest any such Laws in accordance with this Lease.

7 Maintenance and Alterations.

     7.1 Obligation to Maintain. During the Term, Tenant shall, except as otherwise expressly provided in this Lease, keep and maintain the Premises and every portion thereof in good order, condition and repair, subject to Casualty and Condemnation (governed by separate applicable provisions of this Lease), reasonable wear and tear, and any other conditions that this Lease does not require Tenant to repair. Tenant's obligations to maintain the Premises shall extend to all repairs that the Premises (including plumbing, heating, air conditioning, ventilating, electrical, lighting, fixtures, walls, roof, foundations, ceilings, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences and signs located in, on or at the Premises, together with any sidewalks and parkways adjacent to the Premises) may require from time to time during the Term, whether structural or nonstructural, foreseen or unforeseen, including such repairs as may be required by conditions in existence at the Commencement Date and those Tenant is obligated to perform under Paragraph 7.6.

     7.2 Tenant's Right to Perform Alterations. At Tenant's sole cost and expense and subject to the provisions of any Third Party Lease or Fee Mortgage, Tenant shall have the right to perform any Construction Work relating to the Premises, without Landlord's consent, as Tenant shall consider necessary or appropriate. Tenant shall perform all Construction Work in a good, professional, safe, and workmanlike manner, using licensed and insured contractors in compliance with Law.

     7.3 Plans and Specifications. To the extent that Tenant performs or causes to be performed any Construction Work and obtains plans and specifications or surveys (including working plans and specifications and "as-built" plans and specifications and surveys) for such

Construction Work, Tenant shall promptly upon Landlord's request provide Landlord, for Landlord's information only, with a true and complete copy of such plans and specification(s) or survey(s), subject to the terms of any agreement between Tenant and the applicable outside architect, engineer or surveyor. (Tenant shall exercise reasonable efforts to cause its agreements with such outside professionals to permit the deliveries described in this paragraph.)

     7.4 Excavations. If an excavation shall be made (or authorized) upon land adjacent to the Land, then at Tenant's election Tenant shall either: (a) afford to the person causing or authorized to cause such excavation, license to enter the Premises, in accordance with Tenant's reasonable instructions, to perform such work as such person shall reasonably deem necessary or desirable, and as Tenant shall reasonably approve, to preserve and protect the Premises from injury or damage and to support the same by proper foundations, or (b) perform or cause to be performed, without cost or expense to Landlord in its capacity as Landlord under this Lease, work of the nature described in clause (a) to the extent reasonably necessary under the circumstances. Tenant shall not, by reason of any excavations or work described in this paragraph, have any claim against Landlord in its capacity as Landlord under this Lease for damages or for Indemnity or for suspension, diminution, abatement or reduction of any Rent.

     7.5 Cooperation by Landlord. Upon Tenant's request, subject to the provisions of any Fee Mortgage, Landlord shall, without cost to Landlord, promptly join in and execute (or assist Tenant in obtaining the requisite consent of a Third Party Lessor) any instruments including, but not limited to, applications for building permits, demolition permits, alteration permits, consents, zoning, rezoning or use approvals, amendments and variances, easements, encumbrances, and/or liens (excluding Mortgages) against the Premises (Fee Estate and Leasehold Estate), and such other instruments as Tenant may from time to time request in connection with Construction Work or to enable Tenant from time to time to use and operate the Premises in accordance with this Lease, provided each of the foregoing is in reasonable and customary form and does not cause the Fee Estate to be encumbered as security for any obligation and does not otherwise expose the Fee Estate to any material risk of forfeiture during the Term. Tenant shall reimburse Landlord's Legal Costs and all other out-of-pocket costs incurred in performing under this paragraph.

     7.6 UST'S. Landlord shall retain responsibility for the maintenance and repair of UST's at the Premises set forth in EXHIBIT D hereto, which UST's are leased to Tenant hereunder. Tenant shall be responsible for the repair and maintenance and replacement of all other UST's which were transferred to Tenant
on the date hereof.   At the time the replacement or upgrading of the UST's is
completed at the Premises set forth in Exhibit D so that the UST's meet the requirements of Law effective December 22, 1998, Landlord shall no longer be responsible for the maintenance, repair or replacement of such UST's and, except for Landlord's obligation under Paragraph 9.3 to remediate, Tenant shall be solely responsible therefor. In the event that Tenant exercises the Renewal Option for the First Renewal Term for certain Premises, under Paragraph 2.1, at that time Landlord shall by a quitclaim Bill of Sale (disclaiming all warranties, express and implied, including merchantability and fitness) transfer the UST's under such

Premises to Tenant for nominal consideration, except that the foregoing shall not apply to any USTs owned by Third Party Lessors.

8 Prohibited Liens.

     8.1 Tenant's Covenant. Tenant shall not suffer or permit any Prohibited Lien to be filed. If a Prohibited Lien is filed then Tenant shall, within 30 days after receiving Notice from Landlord of such filing (but in any case within 15 days after receipt of Notice from Landlord of commencement of foreclosure proceedings), commence and then prosecute appropriate action to cause such Prohibited Lien to be paid, discharged or bonded. Nothing in this Lease shall be construed to restrict Tenant's right to contest the validity of any Prohibited Lien and to pursue Tenant's position to a final judicial determination. The mere existence of a Prohibited Lien shall not be construed as a default under this Lease unless Tenant fails to take action as aforesaid.

     8.2 Protection of Landlord. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the Fee Estate. Nothing in this Lease shall be deemed or construed in any way to constitute Landlord's consent or request, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer, equipment or material supplier for the performance of any labor or the furnishing of any materials or equipment for any improvement, alteration or repair of, or to, the Premises, or any part of the Premises, nor as giving Tenant any right, power or authority to contract for, or permit the rendering of, any services, or the furnishing of any materials that would give rise to the filing of any liens against the Fee Estate. Tenant shall Indemnify Landlord against any Construction Work performed on the Premises for or by Tenant, including any Prohibited Lien arising from such Construction Work.

9       Hazardous Substances; Environmental Indemnification.

     9.1 Restrictions. Tenant shall not cause or permit to occur after the Commencement Date: (a) any material violation of any Environmental Law; or (b) the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance, except to the extent that such use (i) is reasonably necessary for the conduct of Tenant's business in accordance with acceptable industry standards for the petroleum industry in which Tenant operates and (ii) complies in all material respects with all applicable Environmental Laws.

     9.2 Landlord's Representation. Except for the Premises set forth on Exhibit D and Exhibit E, Landlord represents and warrants to Tenant that as of the Commencement Date to the knowledge of Landlord the Premises comply in all material respects with all Environmental Laws.

     9.3 Compliance; Clean-Up; Environmental Indemnification. Landlord shall retain responsibility for the ongoing remediations at the Premises, set forth on EXHIBIT E. Except as provided in the following sentence, Tenant shall, at Tenant's expense, comply with all applicable Environmental Laws to the extent such compliance is necessitated by events occurring after the Commencement Date. Landlord shall, at Landlord's expense, comply with all applicable Environmental Laws (a) to the extent such compliance is necessitated by events that occurred before the Commencement Date, and (b) affecting the Premises (i) set forth on Exhibit D until such time as the UST's have either been replaced or upgraded to comply with the Law requiring compliance by December 22, 1998 and all remediation has been completed until such time as Government closure has been received for such Premises whether or not the Hazardous Substances Discharge being remediated was discovered during the upgrade or replacement of the USTs, and (ii) set forth on Exhibit E until all remediation has been completed to Government closure. Except as expressly set forth hereinabove, any Hazardous Substances Discharge discovered after the Commencement Date shall be deemed to be an event that occurred after, and not before, the Commencement Date notwithstanding the fact that the discharge causing the contamination may have occurred in whole or in part before the Commencement Date. Any party required by this paragraph to comply with Environmental Laws (the "Clean-Up Obligor") shall, at the Clean-Up Obligor's own expense, make all submissions to, provide all information required by, and otherwise fully comply with all requirements of any Government arising under Environmental Laws with which such Clean-Up Obligor is required to comply. If any Government requires any clean-up plan or clean-up measures on account of Hazardous Substances Discharges for which a Clean-Up Obligor is responsible, such Clean-Up Obligor shall, at its own expense, prepare and submit the required plans and all related bonds and other financial assurances and shall promptly and diligently carry out all such clean-up plans. Any Clean-Up Obligor shall promptly provide the other party with all information reasonably requested by such other party regarding the Clean-Up Obligor's use, generation, storage, transportation or disposal of Hazardous Substances in, at, or about the Premises and the remediation efforts undertaken.

     9.4 Indemnity. Tenant shall Indemnify Landlord against any Hazardous Substances Discharge for which Tenant is responsible under Paragraph 9.3. Landlord shall Indemnify Tenant against any Hazardous Substances Discharge for which Landlord is responsible under Paragraph 9.3.

10 Indemnification; Liability of Landlord.

     10.1 Mutual Indemnity Obligations. Landlord and Tenant shall each Indemnify the other against: (a) any wrongful act, wrongful omission or negligence of the Indemnitor (and, in the case of (i) Tenant, that of any of Tenant's Subtenants, and (ii) Landlord, that of any Third Party Lessor ) or its or their partners, directors, officers, or employees; and (b) any breach or default by the Indemnitor under this Lease. In addition to and without limiting the generality of the foregoing indemnity, Tenant shall Indemnify Landlord and Third Party Lessors against all the following matters (except to the extent any claim arises from any wrongful act, wrongful omission or negligence of Landlord or any Third Party Lessor): (w) the operation or occupancy of the Premises; (x) any Construction Work performed during the Term; (y) the condition of the Premises or any street, curb or sidewalk adjoining the Premises, whether or not such condition existed before the Commencement Date; or of any vaults, tunnels, passageways or space under, adjoining or appurtenant to the Premises whether or not such condition existed before the Commencement Date; and (z) any accident, injury or damage whatsoever caused to any person occurring during the Term, in or on the Premises or upon or under the sidewalks adjoining the Premises. Notwithstanding anything to the contrary in this Lease, neither party shall be required to Indemnify the other party from or against such other party's intentional acts or negligence. This paragraph is not intended to cover Environmental Laws and Hazardous Substances Discharges, which are covered in Paragraph 9.

     10.2 Liability of Landlord. Tenant is and shall be in exclusive control and possession of the Premises during the Term as provided in this Lease. Landlord shall not be liable for any injury or damage to any property or to any person occurring on or about the Premises nor for any injury or damage to any property of Tenant, or of any other person, during the Term. The provisions of this Lease permitting Landlord to enter and inspect the Premises are intended to allow Landlord to be informed as to whether Tenant is complying with the agreements, terms, covenants and conditions of this Lease, and to the extent permitted by this Lease, to perform such acts required by Landlord under this Lease and of Tenant as Tenant shall fail to perform. Such provisions shall not be construed to impose upon Landlord any obligation, liability or duty to third parties, but nothing in this Lease shall be construed to exculpate, relieve or Indemnify Landlord from or against any obligation, liability or duty of Landlord to third parties existing at or before the Commencement Date.

     10.3 Indemnification Procedures. Wherever this Lease requires an Indemnitor to Indemnify an Indemnitee, the following procedures and requirements shall apply:

           10.3.1 Prompt Notice. The Indemnitee shall give the Indemnitor prompt Notice of any claim. To the extent, and only to the extent, that both
(a) the Indemnitee fails to give prompt Notice and (b) the Indemnitor is thereby prejudiced, the Indemnitor shall, except as otherwise required under a Third Party Lease, be relieved of its indemnity obligations under this Lease.

           10.3.2 Selection of Counsel. The Indemnitor shall be required to select counsel reasonably acceptable to the Indemnitee. Counsel to the Indemnitor's insurance carrier shall be deemed satisfactory. Indemnitee may have its own counsel, at Indemnitee's expense, consult with Indemnitor's counsel.

           10.3.3 Settlement. The Indemnitor may, with the consent of the Indemnitee, not to be unreasonably withheld, settle the claim, except that no consent by the Indemnitee shall be required as to any settlement by which (x) the Indemnitor procures (by payment, settlement, or otherwise) a release of the Indemnitee pursuant to which the Indemnitee is not required to make any payment whatsoever to the claimant, (y) neither the Indemnitee nor the Indemnitor acting on behalf of the Indemnitee makes any admission of liability, and (z) the continued effectiveness of this Lease is not jeopardized in any way.

     10.4 Insurance Proceeds. The Indemnitor's obligations shall be reduced by net insurance proceeds actually collected by the Indemnitee on account of the loss.

     10.5 Survival. All indemnities set forth in the Lease shall survive the termination or expiration of the Lease.

11 Right of Contest.

     11.1 Tenant's Right. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right to contest, at its sole expense, by appropriate legal proceedings diligently conducted in good faith, the amount or validity of any Imposition or Prohibited Lien; the valuation, assessment or reassessment (whether proposed or final) of the Premises for purposes of real estate taxes; the validity of any Law or the application of any Law to the Premises; or the validity or merit of any claim against which Tenant is required to Indemnify Landlord under this Lease (any of the foregoing, a "Contest"). Tenant may defer payment of the contested Imposition or compliance with the contested Law or performance of any other contested obligation pending the outcome of the Contest, provided that such deferral does not subject the Premises to any risk of imminent forfeiture or Fee Mortgage Foreclosure or Landlord to any risk of criminal liability.

     11.2 Landlord's Obligations and Protections. Landlord shall not be required to join in any Contest unless a Law shall require that such Contest be brought in the name of Landlord or any owner of the Fee Estate. In such case, Landlord shall cooperate with Tenant, as Tenant shall reasonably request, so as to permit such Contest to be brought in Landlord's name. Tenant shall pay all reasonable costs and expenses (including Legal Costs) incident to a Contest. Tenant shall Indemnify Landlord against any Contest brought by Tenant.

     11.3 Miscellaneous. Tenant shall be entitled to any refund of any Imposition (and penalties and interest paid by Tenant) based upon Tenant's prior overpayment of such Imposition, whether such refund is made during or after the Term. Upon termination of Tenant's Contest of an Imposition, Tenant shall pay the amount of such Imposition (if any) as has been finally determined in such Contest to be due, together with any costs, interest, penalties or other liabilities in connection with such Imposition. Upon final determination of Tenant's Contest of a Law, Tenant shall comply with such final determination. Landlord shall not enter any objection to any Contest. Tenant's right to contest any Imposition or the valuation, assessment or reassessment of the Premises for tax purposes shall not be to the exclusion of Landlord, and Landlord shall have the right to contest the foregoing upon notice to Tenant.

12   Insurance.

     12.1 Tenant to Insure. Tenant shall, at Tenant's sole cost and expense, during the Term, maintain the following insurance (or its then reasonably available equivalent) or such greater coverage as may be required by a Third Party Lease:

          12.1.1 Building. Building insurance providing coverage for the Premises and all equipment, fixtures, and machinery at or in the Premises, against loss, damage, and destruction by fire and other hazards encompassed under broad form coverage as may be customary for like properties in the County (but Tenant shall in no event be required to maintain earthquake or war risk insurance) from time to time during the Term, in an amount not less than 80% of the replacement value of the insurable buildings, structures, improvements and equipment (excluding excavations and foundations) located at the Premises, but in any event sufficient to avoid co-insurance. To the extent customary for like properties at the time, such insurance shall include coverage for explosion of steam and pressure boilers and similar apparatus located at the Premises; an "increased cost of construction" endorsement; and an endorsement covering demolition and cost of debris removal.

          12.1.2 Liability. General public liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises and adjoining streets and passageways. The coverage under all such liability insurance shall be at least $50 million in the aggregate for any Lease year, $5 million in respect of injury or death to a single person, and at least $10 million, in respect of any one accident, and not less than full replacement value for property damage. Landlord shall be entitled from time to time, upon 180 days' Notice to Tenant, to increase the dollar limits set forth in this paragraph, subject to the following limitations, which shall be cumulative: (a) such increased limits shall never exceed the limits initially set forth plus an increase proportionate to the increase in the consumer price index from the Commencement Date to the adjustment date, rounded to the nearest $1,000,000; (b) such limits shall never exceed the limits customarily maintained for similar commercial properties located in the County; and (c) Landlord shall not be entitled to increase such limits more frequently than once every three years.

          12.1.3 Workers' Compensation. Workers' compensation insurance covering all persons employed in connection with any Construction Work or operation of the Premises, and with respect to whom any claim could be asserted against Landlord or the Fee Estate.

          12.1.4 Other. All other insurance as Tenant determines appropriate in the exercise of Tenant's reasonable business judgment.

          12.2  Nature of Insurance Program.   Tenant may provide any insurance
required by this Lease pursuant to a "blanket" or "umbrella" insurance policy, provided that (i) such policy or a certificate of such policy shall specify the amount(s) of the total insurance allocated to the

Premises, which amount(s) shall not be subject to reduction on account of claims made with respect to other properties and (ii) such policy otherwise complies with this Lease.

     12.3  Policy Requirements and Endorsements.   All insurance policies
required by this Lease shall contain (by endorsement or otherwise) the following provisions:

          12.3.1 Additional Insureds. Liability insurance policies shall name as additional insureds Landlord, its subsidiaries, Third Party Lessors and Fee Mortgagees.

          12.3.2 Primary Coverage. All policies shall be written as primary policies not contributing with or in excess of any coverage that Landlord may carry.

          12.3.3. Tenant's Acts or Omissions. Each policy shall include, if available without additional cost, a provision that any act or omission of Tenant shall not prejudice any party's rights (other than Tenant's) under such insurance coverage.

          12.3.4 Contractual Liability. Policies of liability insurance shall contain contractual liability coverage, relating to Tenant's indemnity obligations under this Lease, to the extent ordinarily insured.

          12.3.5 Insurance Carrier Standards. Each insurance carrier shall be authorized to do business in the State and shall have a "Best's" rating of at least B+-VI.

          12.3.6 Notice to Landlord. The insurance carrier shall undertake to give Landlord 60 days' prior Notice of cancellation or amendment. Failure to give such Notice shall not adversely affect the rights or increase the obligations of the insurance carrier.

          12.4 Deliveries to Landlord. Upon Notice to such effect by Landlord, Tenant shall deliver to Landlord and Third Party Lessors certificates and or certified copies of the insurance policies required by this Lease, endorsed "Paid" or accompanied by other evidence that the premiums for such policies have been paid, at least thirty days before expiration of any then current policy.

          12.5 Tenant's Inability to Obtain Insurance. So long as (a) any insurance required by this Lease should, after diligent effort by Tenant, be unobtainable at commercially reasonable rates through no act or omission by Tenant and (b) Tenant shall obtain the maximum insurance reasonably obtainable and give Notice to Landlord of the extent of Tenant's inability to obtain any insurance required to be maintained under this Lease, then unless Tenant's inability to procure and maintain such insurance results from some activity or conduct not within Tenant's reasonable control, Tenant's obligation to procure and maintain such insurance as is unobtainable shall be excused, but only so long as conditions (a) and (b) are satisfied. Notwithstanding the foregoing, if Tenant, after diligent effort, is unable to obtain any insurance required by this

Lease, Landlord shall have the right to obtain such insurance and shall charge the cost of such insurance to Tenant as Additional Rent.

     12.6 Waiver of Certain Claims. To the extent that Landlord or Tenant purchases any hazard insurance relating to the Premises, the party purchasing such insurance shall attempt to cause the insurance carrier to agree to a Waiver of Subrogation. If any insurance policy cannot be obtained with a Waiver of Subrogation, or a Waiver of Subrogation is obtainable only by the payment of an additional premium, then the party undertaking to obtain the insurance shall give Notice of such fact to the other party. The other party shall then have 10 Business Days after receipt of such Notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will issue the insurance with a Waiver of Subrogation at no additional cost, or to agree to pay the additional premium if such a policy can be obtained only at additional cost. To the extent that the parties actually obtain insurance with a Waiver of Subrogation, the parties release each other, and their respective authorized representatives, from any claims for damage to any person or the Premises that are caused by or result from risks insured against under such insurance policies, but only to the extent of the available insurance proceeds.

     12.7 No Representation of Adequate Coverage. Neither party makes any representation, or shall be deemed to have made any representation, that the limits, scope, or form of insurance coverage specified in this Article are adequate or sufficient.

13   Damage or Destruction.

     13.1 Notice; No Rent Abatement. Tenant shall promptly give Landlord Notice of any Casualty. There shall be no abatement or reduction of Fixed Rent or Additional Rent on account of a Casualty. Tenant shall with reasonable promptness restore the damaged improvements as nearly as may be practicable to their condition, quality, and class immediately prior to such Casualty, with such changes or alterations (including demolition) as Tenant shall elect to make in conformity with this Lease, all at Tenant's sole cost and expense.

     13.2 Adjustment of Claims; Use of Insurance Proceeds. Tenant shall be solely responsible for the adjustment of any insurance claim. All proceeds of building or hazard insurance shall be paid to Tenant to be held and applied in compliance with this Lease.

14   Condemnation.

     14.1 Substantial Condemnation. If a Substantial Condemnation of any Premises shall occur, then this Lease shall terminate as to such Premises as of the effective date of such Substantial Condemnation, such Premises shall be deemed to be deleted from Exhibit A or Exhibit B, and the Rent shall be reduced accordingly. The proceeds of the Substantial Condemnation shall belong entirely to Landlord or Third Party Lessor, other than such award(s) as Tenant may be entitled to receive for moving expenses, trade fixtures and the like, provided that such awards to Tenant do not reduce Landlord's share of the award or conflict with a Third Party Lease.

     14.2 Insubstantial Condemnation. If an Insubstantial Condemnation at any Premises shall occur, then subject to the terms of any Fee Mortgage to the contrary, any award or awards shall be paid to Tenant to be applied first to repair, restoration or reconstruction of any remaining part of the improvements not so taken. If the award(s) for any such Insubstantial Condemnation is not sufficient to pay for said repair, restoration or reconstruction, Tenant shall be responsible for completing same at Tenant's sole cost and expense. Tenant shall perform such repair, restoration or reconstruction in accordance with applicable requirements of this Lease. The balance of any such award or awards remaining after the repair, restoration or reconstruction shall be distributed to Landlord. From and after the effective date of the Insubstantial Condemnation, Fixed Rent shall be adjusted as follows. New Fixed Rent shall equal Fixed Rent, as it would have been determined without regard to the Insubstantial Condemnation, multiplied by a fraction whose numerator is the total value of the Premises after the Insubstantial Condemnation and whose denominator is the total value of the Premises immediately before the effective date of such Insubstantial Condemnation and without considering such Insubstantial Condemnation or the expectation thereof.

     14.3 Temporary Condemnation. If a Temporary Condemnation shall occur with respect to any Premises, Rent shall not abate and, subject to the terms of any Fee Mortgage or Third Party Lease to the contrary, Tenant will be entitled to receive any award or payment.

     14.4 Other Governmental Action. In the event of any action by any Government not resulting in a Condemnation but creating a right to compensation, such as the changing of the grade of any street upon which the Premises abut, then this Lease shall continue in full force and effect without reduction or abatement of Rent and subject to the terms of any Fee Mortgage or Third Party Lease to the contrary, Tenant shall be entitled to receive the award or payment made in connection with such action.

     14.5 Prompt Notice. If either party becomes aware of any Condemnation or threatened or contemplated Condemnation, then such party shall promptly give Notice thereof to the other party.

15 Transfers by Landlord.

     15.1 Landlord's Right to Convey. Landlord shall be entitled to convey the Fee Estate of any Premises from time to time subject to the terms and conditions of this Lease. Without limiting Tenant's remedies on account of any such transaction, if Landlord conveys the Fee Estate in violation of this paragraph, then: (x) such transaction shall be null, void, and of no force or effect; (y) notwithstanding the foregoing, Tenant shall be entitled to equitable relief requiring the cancellation and rescission of such transaction; and (z) Tenant shall be entitled to have such


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


violating Premises deleted from this Lease. Any conveyance of the Fee Estate shall not terminate or impair any of the grantor's obligations as Landlord under this Lease.

     15.2 Landlord's Mortgages. This Lease shall be subject and subordinate to all existing Fee Mortgages. This Lease and the Leasehold Estate hereunder shall be subject and subordinate to all subsequent Fee Mortgages and the rights of holders of such Fee Mortgages where a non-disturbance agreement is obtained whereunder Tenant's rights under this Lease will not be disturbed upon any foreclosure or other exercise of remedies under a Fee Mortgage, and provides such other similar assurances as Tenant shall reasonably request. This Lease and Leasehold Estate hereunder shall be prior and superior to all subsequent Fee Mortgages where a non-disturbance agreement has not been obtained, except as otherwise set forth in a Third Party Lease.

     15.3 Zoning Lots. Without Tenant's prior written consent, which Tenant shall not unreasonably withhold, Landlord shall not enter into any agreement or instrument by which the Premises are combined with any other real property for purposes of any Law governing zoning, bulk, development rights, or any similar matter, or by which any rights arising under such Laws to develop the Premises are transferred to any other real property.

16 Transfers by Tenant and Dealer Leases.

     16.1 Tenant's Limited Right. Tenant may not assign, mortgage, pledge or transfer all of this Lease (collectively, a "Transfer") without Landlord's consent, which consent shall not be unreasonably withheld provided that the assignee is no less credit worthy than Tenant. Tenant may not assign any part(s) of this Lease and it is deemed reasonable for Landlord to refuse to grant its consent therefor. Any permitted assignee of Tenant shall assume all obligations and liabilities of Tenant under this Lease and if not so assumed, Tenant shall continue to remain liable and responsible under this Lease. In no event shall Tenant be relieved from its liabilities and obligations incurred or accruing prior to the assignment. Tenant shall promptly notify Landlord of the completion of any approved Transfer.

     16.2 Dealer Leases. Landlord hereby assigns to Tenant, and Tenant hereby assumes Landlord's interest in any leases of the Premises to all Dealers. From the Commencement Date to the end of the Term, Tenant shall be entitled to all rentals paid by Dealers and during such period Tenant shall perform all of the obligations under each such Dealer lease attributable to lessor therein. Except for those Dealer leases set forth in EXHIBIT F, to Landlord's knowledge, Landlord represents that all such Dealer leases are currently in full force and effect and that there are no defaults by any party under the terms of such leases.

     16.3 Tenant's Right to Sublet. Subject to the terms of any Third Party Lease, Tenant may enter into a Sublease for the permitted uses set forth in Paragraph 5, extend, renew or modify any Sublease, consent to any subleasing (or further levels of subleasing) (all of which shall be within the defined term "Sublease," and the occupants thereunder shall all be deemed "Subtenants"),


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


terminate any Sublease or evict any Subtenant, all without Landlord's consent. The term of any Sublease (including renewal options thereof,) shall not extend beyond the Term (including only any Renewal Options previously exercised by Tenant). If Tenant enters into any Sublease, then such Sublease shall be subordinate to this Lease. If Tenant desires to enter into a Sublease for a use other than the permitted uses set forth in Paragraph 5, any such Sublease shall require Landlord's consent, which, except as provided in the following sentence
or under any Third Party Lease, shall not be unreasonably withheld.   Landlord
may withhold consent to a Sublease if it, in its sole judgment, it determines that (i) valuable licenses and permits will be lost as a result of the proposed Sublease or (ii) Tenant's intended new use for the Premises will make the premises materially less valuable. In the event that Landlord grants its consent to a Sublease for lawful purposes other than the permitted uses set forth in Paragraph 5, before commencing such new Sublease Tenant shall at its expense remove all UST's and contaminated soil, if any, before the commencement of the Sublease term. Thereafter, Tenant shall at its expense complete all environmental investigations and/or remediations as may be required by governmental authorities. Tenant hereby assigns, transfers and sets over to Landlord all of Tenant's right, title, and interest in and to each Sublease entered into by Tenant from time to time, together with all subrents or other sums of money due and payable under such Sublease and all security deposited with Tenant under such Sublease. Such assignment shall, however, become effective and operative only if this Lease shall expire or be terminated or canceled, or if Landlord re-enters or takes possession of the Premises pursuant to this Lease, following (in either case) the expiration of all applicable cure periods. Notwithstanding the foregoing, Tenant agrees, that upon the request of Landlord, all subtenancies, as specified by Landlord, for the sale of petroleum products will be terminated before the expiration, termination or cancellation of this Lease.

     16.4 Leasehold Mortgages. Notwithstanding anything in this Lease to the contrary, Tenant shall not have the right, without Landlord's consent, to execute and deliver Leasehold Mortgage(s) encumbering this Lease and the Leasehold Estate.

     16.5 No Release. No Transfer or Sublease shall affect or reduce any of Tenant's obligations or Landlord's rights under this Lease. All obligations of Tenant under this Lease shall continue in full force and effect notwithstanding any Sublease or Transfer.

17   Quiet Enjoyment.

     Landlord covenants that, so long as Landlord has not terminated this Lease on account of an Event of Default by Tenant, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term without molestation or disturbance by or from Landlord or anyone claiming by or through Landlord or having title to the Premises paramount to Landlord, and free of any encumbrance created or suffered by Landlord, except Permitted Exceptions, provided, however, that the foregoing shall not apply if Landlord loses possession under a Third Party Lease for any reason other than Landlord's default thereunder.


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

18   Default by Tenant; Remedies.

     18.1 Definition of "Event of Default." The term "Event of Default" shall mean and refer to the occurrence of any one or more of the following circumstances:

          18.1.1  Monetary Default.    If a Monetary Default shall occur and the
Monetary Default shall continue for 10 days after Landlord has given Tenant Notice of such Monetary Default, specifying in reasonable detail the amount of
money required to be paid by Tenant and the nature of such payment.   Monetary
Defaults shall include, without limitation, failure by Tenant to pay any item of Rent, Additional Rent or any other charge or sum required to be paid by Tenant hereunder.

          18.1.2 Non-Monetary Default. Except for those Non-Monetary Defaults set forth below which cannot be cured within 30 days, if a Non-Monetary Default shall occur and the Non-Monetary Default shall continue and not be remedied by Tenant within 30 days after Landlord shall have delivered to Tenant a Notice describing the same in reasonable detail, or, in the case of a Non-Monetary Default that cannot with due diligence be cured within 30 days from such Notice, if Tenant shall not (x) within 30 days from Landlord's Notice advise Landlord of Tenant's intention to take all reasonable steps necessary to remedy such Non-Monetary Default, (y) duly commence the cure of such Non-Monetary Default within such period, and then diligently prosecute to completion the remedy of the Non-Monetary Default and (z) complete such remedy within a reasonable time under the circumstances.

       Non-Monetary Defaults shall include, without limitation, (a) if Tenant shall make an assignment for the benefit of its creditors; (b) if any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Tenant shall thereafter be adjudicated bankrupt, or if such proceedings shall not be dismissed within ninety (90) days after the institution of the same; or if any such petition shall be so filed by Tenant or a liquidator; (c) if, in any proceeding, a receiver, receiver and manager, trustee or liquidator be appointed for all or any portion of Tenant's property, and such receiver, receiver and manager, trustee or liquidator shall not be discharged within ninety (90) days after the appointment of such receiver, receiver and manager, trustee or liquidator; (d)Tenant shall fail to perform any covenant required by the Distribution Agreement which failure shall continue beyond such cure periods, if any, as are provided for in such Distribution Agreement; or (e) a default under any Third Party Lease or under the provisions of a Fee Mortgage which affect Tenant's use of the Premises.

     18.2 Remedies. If an Event of Default occurs, then Landlord shall, at Landlord's option, have any or all of the following remedies, all of which shall be cumulative (so that Landlord's exercise of one remedy shall not preclude Landlord's exercise of another remedy), in addition to such other remedies as may be available at law or in equity or pursuant to any other terms of this Lease. Landlord's remedies shall include, without limitation:


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

          18.2.1 Termination of Tenant's Rights. Landlord may terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease and the Term shall terminate (and such date of termination shall be the Termination Date) and Tenant shall immediately surrender possession of all of the Premises to Landlord.

          18.2.2 Taking of Possession. Landlord may re-enter and take possession of any or all of the Premises with or without process of law and remove Tenant, with or without having terminated this Lease. This is intended to constitute an express right of re-entry on Landlord's part.

          18.2.3 Security Devices. Landlord may change the locks and other security devices providing admittance to the Premises.

          18.2.4 Conditional Limitation. Landlord may serve upon Tenant a 10-day notice of cancellation and termination of this Lease. Upon the expiration of such 10-day period, this Lease and the Term shall automatically and without any action by anyone terminate, expire and come to an end, by the mere lapse of time, as fully and completely as if the expiration of such 10-day period were the Termination Date. The passage of such 10-day period constitutes the limit beyond which Tenant's tenancy no longer exists. Tenant shall then quit and surrender the Premises to Landlord but Tenant shall remain liable as provided for in this Lease. It is a conditional limitation of this Lease that the Term shall terminate and expire as set forth in this paragraph. This paragraph is intended to establish a conditional limitation and not a condition subsequent.

          18.2.5 Injunction of Tenant's Breaches. Landlord shall be entitled to obtain a court order enjoining Tenant from continuing conduct constituting a breach of Tenant's covenants in this Lease. Tenant specifically acknowledges that damages would not constitute an adequate remedy for Tenant's breach of any non-monetary covenant contained in this Lease.

          18.2.6 Damages. Landlord may recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including the costs of recovering possession, reletting the Premises, and any and all other damages legally recoverable by Landlord. Such damages shall include, at Landlord's election, either (a) the Rent provided for in this Lease, when and as due and payable pursuant to this Lease, less (in the case of this clause "b" only) Landlord's actual proceeds of reletting net of Landlord's actual reasonable costs of reletting, or (b) the entire amount of Rent due for the entire Term (or Renewal Term if applicable) shall accelerate and immediately become due and payable. Landlord may recover such damages at any time after Tenant's default, including after expiration of the Term.

          18.2.7 Continue Lease. Landlord may at Landlord's option maintain Tenant's right to possession, in which case this Lease shall continue in effect and Landlord shall be entitled to continue to enforce this Lease, including the right to collect Rent and the right to any remedies for nonpayment.

     18.3 Mitigation of Damages. Landlord agrees to take all commercially reasonable steps necessary or appropriate to mitigate any damages that Landlord may suffer on account of an Event of Default under this Lease. Without limiting the preceding sentence, Landlord shall diligently endeavor to relet the Premises under any circumstances where such reletting would mitigate Landlord's damages.

     18.4 Tenant's Late Payments. If Tenant makes any payment required under this Lease after such payment is first due and payable, then in addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord's other rights and remedies, Tenant shall pay Landlord within 10 days after demand interest on such late payment, at an interest rate equal to the Prime Rate plus 3%, beginning on the date such payment was first due and payable and continuing until the date when Tenant actually makes such payment.

     18.5 Landlord's Right to Cure. If Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed pursuant to this Lease, then Landlord, after ten (10) Business Days' Notice to Tenant, or with such notice (if any) as is reasonably practicable under the circumstances in case of an emergency, and without waiving or releasing Tenant from any obligation of Tenant or from any default by Tenant and without waiving Landlord's right to take such action as may be permissible under this Lease as a result of such Default, may (but shall be under no obligation to) make such payment or perform such act on Tenant's part to be made or performed pursuant to this Lease. Landlord may enter upon the Premises for such purpose, and take all such action on the Premises, as may be reasonably necessary under the circumstances, but in doing so shall not unreasonably interfere with the conduct of operations on the Premises by Tenant or anyone claiming through Tenant and shall comply with Tenant's reasonable instructions. Tenant shall reimburse Landlord, as Additional Rent (within 10 days after Notice from Landlord accompanied by reasonable backup documentation), for all reasonable sums paid by Landlord and all costs and expenses reasonably incurred by Landlord, together with Landlord's Legal Costs, in connection with the exercise of Landlord's cure rights under this paragraph.

     18.6 Holding Over. The parties recognize and agree that if for any reason or no reason Tenant remains in the Premises after the Termination Date, then Landlord will suffer injury that is substantial, difficult or impossible to measure accurately. Therefore, if both (a) Tenant remains in the Premises after the Termination Date (for any month or partial month), for any reason or no reason, and (b) either (i) Landlord at any time gives Tenant Notice that Landlord elects to require Tenant to pay the liquidated damages described in this paragraph or (ii) as of the date 31 days after the Termination Date, Landlord has not commenced holdover proceedings against Tenant or otherwise proceeded to remove Tenant from the Premises, then in addition to any other rights or remedies available to Landlord, Tenant shall pay to Landlord, as liquidated damages and not as a penalty, for each month (or portion of a month) during which Tenant holds over in the Premises after the Termination Date, a sum equal to: 120% (for the first month or partial month of holding over), 140% (for the second month or partial month of holding over), and 150% (for each subsequent month or partial month of holding over) times the Rent, including Additional Rent, payable under this Lease for the month in which the Termination Date occurs.

     18.7 Legal Costs. Provided in each and every case that Landlord prevails, Tenant shall pay Landlord, as Additional Rent, all Legal Costs and any other out-of-pocket costs incurred by Landlord on account of any litigation or dispute between Landlord and Tenant, or claim made by Landlord against Tenant, arising from this Lease, a Third Party Lease or the landlord-tenant relationship under this Lease, or on account of Landlord's enforcement of this Lease upon Tenant's default. In addition, subject to the same proviso, Tenant shall reimburse Landlord for all Legal Costs and any other out-of-pocket costs incurred by Landlord in any litigation to enforce or interpret this Lease or seek declaratory or injunctive relief against Tenant in connection with this Lease; to exercise Landlord's remedies against Tenant upon an Event of Default under this Lease or pursuant to Law; to regain or attempt to regain possession of the Premises or otherwise terminate this Lease; and in any proceeding under the federal bankruptcy code, or under any similar statute affecting Tenant.

     18.8 Waivers. Landlord and Tenant irrevocably waive all rights to trial by jury in any action, proceeding, counterclaim or other litigation arising out of or relating to this Lease, the relationship of Landlord and Tenant under this Lease, the enforcement of this Lease, Tenant's use or occupancy of the Premises, any claim of injury or damage arising between Landlord and Tenant, or any actions of Landlord in connection with or relating to the enforcement of this Lease. Tenant waives any right of redemption provided for by Law.

     18.9 Accord and Satisfaction; Partial Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the amount required to be paid by Tenant under this Lease shall be deemed to be other than a payment on account by Tenant, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord or satisfaction. Landlord may accept any such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy for nonpayment, including termination of this Lease and commencement of a summary dispossess proceeding. Notwithstanding any endorsement on any check or any statement to the contrary in any letter accompanying any check or payment, Landlord shall apply any partial payments of back Rent made by Tenant to the oldest outstanding Rent under this Lease, except to the extent Landlord elects otherwise in its sole and absolute discretion.

     18.10 Cross-Default. Any default by Tenant under the Distribution Agreement which remains uncured during the applicable grace period, shall be an Event of Default under this Lease. In addition, any default under a Third Party Lease which remains uncured during the applicable grace period shall be an Event of Default under this Lease and any default under this Lease pertaining to a single or to multiple Premises shall be an Event of Default pertaining to all Premises.

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

19   Termination.

     Upon the Termination Date for any or all Premises, all improvements (including UST's) constituting part of the Premises shall become Landlord's property (subject to Permitted Exceptions), and Tenant shall deliver to Landlord possession of the Premises, in good condition and state of repair free of violations of Law and Environmental Laws, free of Hazardous Substances and free of all Subleases and tenancies except as otherwise set forth in Paragraph
16.3. In addition, upon such termination Tenant shall assign to Landlord, without recourse, all assignable licenses and permits affecting the Premises and all assignable contracts, warranties and guarantees then in effect relating to the Premises, together with all unpaid insurance awards and rights against insurance carriers as to then-existing insurance claims relating to the Premises. In addition, Tenant shall deliver to Landlord any unapplied building insurance proceeds in Tenant's possession. Tenant's personal property and equipment not removed from the Premises within 30 days after the Termination Date shall be deemed abandoned. Tenant shall continue to completion after the Termination Date any environmental remediations as required by Environmental Law and shall continue to pay Rent (including Additional Rent) for any Premises which are rendered substantially unusable because of the remediation activities.

20   Notices.

     All Notices shall be in writing and shall be addressed to Landlord and Tenant as set forth below. Notices shall be (i) delivered personally to the addresses set forth below, (ii) by Federal Express or other courier service to the addresses set forth below, in which case they shall be deemed delivered on the date of delivery (or when delivery has been attempted twice, as evidenced by the written report of the courier service) to the address(es) set forth below; or (iii) sent by certified mail, return receipt requested, in which case they shall be deemed delivered three Business Days after deposit in the United States mail, provided that no postal strike is then in effect. Either party may change its address by giving

Notice in compliance with this Lease. Notice of such a change shall be effective only upon receipt. The addresses of the parties are:

     Landlord: 125 Jericho Turnpike, Jericho, New York 11753
     Attention: Real Estate Manager

     Tenant: 125 Jericho Turnpike, Jericho, New York 11753
     Attention: President

21   No Broker.

     Landlord and Tenant each represents and warrants to each other that it did not engage any broker or finder in connection with this Lease and that no person is entitled to any commission or finder's fee on account of any agreements or arrangements made by such party with any broker or


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


finder. Each party shall Indemnify the other party against any breach of the foregoing representation by the Indemnitor.

22   Economic Abandonment.

     If during the Term Tenant determines that a Service Station Premises has become uneconomic or unsuitable for its own use and occupancy and Tenant has discontinued use of the Service Station Premises or intends to discontinue use of the Service Station Premises for a period of not less than one year from the date of said determination, Tenant shall have the right to cease selling motor fuels and sublease such Service Station Premises for any lawful use by giving notice to Landlord of Tenant's intention so to sublease. Said notice shall be delivered to Landlord at least sixty (60) days prior to the effective date of such termination specified in said notice and shall be accompanied by a certificate of an officer of Tenant to the effect that Tenant has determined that the Service Station Premises has become uneconomic or unsuitable for its then use and occupancy as a service station/convenience store and the Tenant has discontinued or intends to discontinue use of the Service Station Premises for a period of not less than one (1) year from the date of said determination. Any such Sublease shall be subject to Paragraph 16.3 except that Landlord's consent shall not be required. Prior to the commencement of such sublease term Tenant shall remove the UST's and any contaminated soil, and thereafter Tenant shall perform all requisite environmental investigations and/or remediations. Tenant shall be limited to ten (10) economic abandonments (non-cumulative) during any lease year during the Term. For Petroleum Terminal Premises and the Premises subject to Third Party Leases, Tenant shall have no right of economic abandonment under this Paragraph or otherwise.

23   Third Party Leases.

     23.1 Subordination: Conflict. The rights of Tenant hereunder are at all times subject to the terms and provisions of the Third Party Leases and Tenant agrees to perform all of Landlord's obligations, as lessee, to be performed by it under the Third Party Leases' initial terms and all renewal terms except that Landlord shall remit the rent due to the Third Party Lessors. In the event that there is any conflict between the terms and conditions of this Lease and the terms and conditions of any Third Party Lease, the terms and conditions of the Third Party Lease shall control. In the event that the Third Party Lease is terminated for any reason, Tenant acknowledges and agrees that the term of this Lease as applicable to the Third Party Lease Premises shall end 30 days prior to the termination of the Third Party Lease. Landlord disclaims any warranties, express or implied, that it has the right pursuant to the Third Party Lease to enter into this Lease.

     23.2 Renewal Options. Landlord has the right to exercise all renewal options under all Third Party Leases and Tenant has the right, but not the obligation, to sublease any such Premises during any such Third Party Leases renewal options. Tenant is not obligated to sublease any such Premises after the first to occur of (i) the end of the term of the Third Party Lease in effect on the date hereof, or (ii) January 31, 2012. In the event that Tenant elects to continue to sublease such Premises beyond the end of the term of a Third Party Lease, Tenant shall give Landlord notice of such election not less than 60 days prior to the date that notice is due to Third Party Lessor and Landlord agrees to give such notice to the Third Party Lessor pursuant to the terms of the Third Party Lease.

     23.3 Renewals. Landlord covenants and agrees that from time to time it will use all commercially reasonable efforts to renew all Third Party Leases which expire on or prior to the end of the Initial Term or applicable Renewal Term (where such Third Party Leases do not contain Renewal Options) on terms and
conditions acceptable to both Landlord and Tenant.   Tenant shall advise
Landlord not less than one (1) year prior to the expiration of a Third Party Lease if Tenant does not desire to continue its tenancy at such Premises, in which event Landlord will not renew the Third Party Lease for that Premises for Tenant's use but may renew for Landlord's other purposes, including subleasing to a third party. In the event that Tenant does not give Landlord the notice as aforesaid. Tenant shall be deemed to have agreed to renew the Lease as to such Premises on the terms and conditions negotiated by Landlord with the Third Party Lessor. In the event that Tenant does give Landlord the notice as aforesaid, the Lease as to such Premises shall expire and terminate at the end of the then current term of the applicable Third Party Lease.

24 Waivers.

     24.1 No Waiver by Silence. Failure of either party to complain of any act or omission on the part of the other party shall not be deemed a waiver by the noncomplaining party of any of its rights under this Lease. No waiver by either party at any time, express or implied, of any breach of any provisions of this Lease shall be a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. No acceptance by Landlord of any partial payment shall constitute an accord or satisfaction but shall only be deemed a part payment on account.

     24.2 No Landlord's Lien. Landlord confirms and acknowledges that Landlord has no lien or security interest in any personal property of Tenant located in, on or at the Premises, and that such personal property shall not constitute security for payment of any Rent. If, at any time after the Commencement Date, any statute or principle of law would grant Landlord any such lien or security interest, then Landlord hereby waives the benefit of any such statute and such lien. Landlord further agrees to execute such documentation, in recordable form, as Tenant shall reasonably require to confirm the foregoing waiver.

25   Further Assurances; Additional Deliveries.

     25.1 Estoppel Certificates. At any time and from time to time, upon not less than 10 Business Days' prior written request by either party to this Lease (the "Requesting Party"), the other party to this Lease (the "Certifying Party") shall execute, acknowledge and deliver to the Requesting Party (or directly to a third party whose name and address are provided by the


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requesting party) up to four original counterparts of an Estoppel Certificate.
Any Estoppel Certificate may be relied upon by any third party to whom an Estoppel Certificate is required to be directed.

     25.2 Equipment Liens. If at any time or from time to time Tenant desires to enter into or grant any Equipment Liens, then upon Tenant's request Landlord shall enter into such customary documentation (with a detailed description) with respect to the property leased or otherwise financed or encumbered pursuant to such Equipment Liens as Tenant shall request, providing for matters such as the following: (a) Landlord's waiver of the right to take possession of such property upon occurrence of an Event of Default; and (b) customary agreements by Landlord to enable the secured party to repossess such property without damage to the Premises in the event of a default by Tenant permitting such secured party to exercise remedies under its Equipment Lien. Any such Equipment Lien shall be subordinate to this Lease. Notwithstanding the foregoing, Landlord shall have no obligation to approve Equipment Liens for subtenants and Tenant shall prevent its subtenants from creating any Equipment Liens.

     25.3 Further Assurances. Each party agrees to execute and deliver such further documents, and perform such further acts, as may be reasonably necessary to achieve the intent of the parties with respect to Tenant's leasing of the Premises from Landlord, as set forth in this Lease.

26   Miscellaneous.

     26.1 Force Majeure. Each party's obligation to perform or observe any term, condition, covenant or agreement on such party's part to be performed or observed pursuant to this Lease (other than any obligation to pay money when due) shall be suspended during such time as such performance or observance is prevented or delayed by reason of any Unavoidable Delay.

     26.2 Performance Under Protest. If a dispute arises regarding performance of any obligation under this Lease, the party against which such obligation is asserted shall have the right to perform it under protest, which shall not be regarded as voluntary performance. A party that shall have performed under protest shall have the right to institute appropriate proceedings to recover any amount paid or the reasonable cost of otherwise complying with any such obligation, together with interest at the Prime Rate on funds expended.

     26.3 Legal Costs, Generally. If either party prevails in any litigation or other dispute relating to the enforcement or interpretation of this Lease, then the losing party shall promptly after Notice (accompanied by reasonable backup documentation), reimburse the prevailing party's Legal Costs incurred in such litigation or other dispute.

     26.4 Access. Landlord and its agents, representatives and designees shall have the right to enter the Premises upon reasonable notice to Tenant during regular business hours, and in accordance with Tenant's reasonable instructions, for the purpose of complying with Landlord's


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


specific obligations pursuant to this Lease and for the purpose of curing Tenant's defaults of which Landlord shall have given Tenant prior Notice or to exhibit the Premises in connection with the mortgaging or sale of the Fee Estate in compliance with this Lease. In entering the Premises pursuant to this paragraph, Landlord and its designees shall use reasonable efforts not to interfere with the conduct of operations on the Premises by Tenant or anyone claiming through Tenant, and shall comply with Tenant's reasonable instructions. Landlord shall Indemnify Tenant against any claims arising from Landlord's entry upon the Premises pursuant to this paragraph or any other provision of this Lease permitting Landlord to enter the Premises (except upon termination of this Lease).

     26.5 Vault Space. Any vaults and other areas now existing or subsequently built extending beyond the building line of the Premises are not included within the Premises, but Tenant may occupy and use the same during the Term, subject to applicable Laws and payment of all applicable Impositions. No revocation by any Government of any license or permit to maintain and use any such vaults shall in any way affect this Lease or the Rent due and owing hereunder.

     26.6 No Third Party Beneficiaries. Nothing in this Lease shall be deemed to confer upon any person (other than Landlord, Tenant, Third Party Lessors or Fee Mortgagees) any right to insist upon, or to enforce against Landlord or Tenant, the performance or observance by either party of its obligations under this Lease.

     26.7 Amendment. Any modification or amendment to this Lease must be in writing signed by Landlord and Tenant.

     26.8 Partial Invalidity. If any term or provision of this Lease or the application of such term or provision to any party or circumstance shall to any extent be invalid or unenforceable, then the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected by such invalidity. All remaining provisions of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     26.9 Successors and Assigns. This Lease shall bind and benefit Landlord and Tenant and their successors and assigns, but this shall not limit or supersede any transfer restrictions contained in this Lease.

27   Interpretation; Execution and Application of Lease.

     27.1 Governing Law. This Lease and its interpretation and performance shall be governed, construed and regulated by the laws of the State of New York, without regard to principles of conflict of laws.

     27.2  Counterparts.  This Lease may be executed in counterparts.


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


     27.3 Reasonableness. Wherever this Lease states that approval by either party shall not be unreasonably withheld: (a) such approval shall not be unreasonably delayed or conditioned; and (b) no withholding of approval shall be deemed reasonable unless withheld by Notice specifying reasonable grounds, in reasonable detail, for such withholding of approval, and indicating specific reasonable changes in the proposal under consideration that would cause such proposal to be acceptable.

     27.4 Interpretation. No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Lease. The parties have both participated substantially in the negotiation, drafting and revision of this Lease with representation by counsel and such other advisers as they have deemed appropriate. The words "include" and "including" shall be construed to be followed by the words: "without limitation."

     27.5 Delivery of Drafts. Neither Landlord nor Tenant shall be bound by this Lease unless and until each party shall have executed at least one counterpart of this Lease and delivered such executed counterpart to the other party. The submission of draft(s) of this Lease or comment(s) on such drafts shall not bind either party in any way and such draft(s) and comment(s) shall not be considered in interpreting this Lease.

     27.6 Captions. The captions of this Lease are for convenience and reference only and in no way affect this Lease.

     27.7 Entire Agreement. This Lease contains all the terms, covenants and conditions relating to Tenant's leasing of the Premises. There are no separate understandings or agreements, oral or written, between Landlord and Tenant relating to the Premises or Tenant's use or occupancy of the Premises, except for the Distribution Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease on the day and year first above written.

LANDLORD

GETTY REALTY CORP.


By:   ________________
      Leo Liebowitz
Its:  President


                                       33





,

LEEMILT'S PETROLEUM, INC., as holder of the Fee Estate to some of the Premises hereby consents to this Lease.


                                LEEMILT'S PETROLEUM, INC.


                                By: ____________________________


GETTYMART INC., as lessee of a Third Party Lease to some of the Premises, hereby consents to this Lease.

                                GETTYMART INC.

                                By: ____________________________




GETTY TERMINALS CORP., as lessee of a Third Party Lease to some of the Premises, hereby consents to this Lease.




                                GETTY TERMINALS CORP.

                                By: ____________________________


DONNA OIL CORP., as lessee of a Third Party Lease to some of the Premises, hereby consents to this Lease.

                                DONNA OIL CORP.

                                By: __________________________

TENANT
GETTY PETROLEUM
MARKETING INC.


By:   _________________
Its:  President



KINGSTON OIL SUPPLY CORP., with respect to certain premises located in the Mid-Hudson Valley as set forth on Exhibit B hereto.

                                     KINGSTON OIL SUPPLY CORP.

                                     By:_____________________________

     MASTER LEASE

     ATTACHMENTS:




     Exhibit "A" = Legal Description
     Exhibit "B" = Third Party Lease locations
     Exhibit "C" = Permitted Exceptions
     Exhibit "D" = Premises with Non-complying UST's
     Exhibit "E" = Premises with Ongoing Remediations
     Exhibit "F" = Dealers in Default


     Schedule 1 -   Initial Term Fixed Rent

                             INDEX OF DEFINED TERMS


                   DEFINED TERM                               PAGE
                   ------------                               ----

                   Additional Rent .......................      2
                   Business Day ..........................      2
                   Casualty ..............................      2
                   Certifying Party ......................     30
                   Clean-Up Obligor ......................     15
                   Commencement Date......................      2
                   Condemnation ..........................      2
                   Construction Work .....................      2
                   Contest ...............................     17
                   County ................................      2
                   Dealers ...............................      1
                   Default ...............................      2
                   Distribution Agreement.................      1
                   Equipment Liens .......................      2
                   Environmental Law......................      3
                   Estoppel Certificate...................      3
                   Event of Default ......................     23
                   Fee Estate ............................      3
                   Fee Mortgage ..........................      3
                   Fixed Rent ............................      9
                   Government ............................      3
                   Hazardous Substances...................      3
                   Hazardous Substances Discharge.........      4
                   Impositions ...........................      4
                   Include ...............................     33
                   Including .............................     33
                   Indemnify .............................      4
                   Indemnitee ............................      4
                   Indemnitor ............................      5
                   Initial Term ..........................      8
                   Insubstantial Condemnation.............      5
                   Land ..................................      1
                   Landlord ..............................      5
                   Law ...................................      5
                   Laws ..................................      5
                   Lease .................................      1
                   Leasehold Estate ......................      5

                       DEFINED TERM                 PAGE
                       ------------                 ----

                       Legal Costs ...............   5
                       Monetary Default ..........   5
                       Non-Monetary Default ......   5
                       Notice ....................   5
                       Notice of Default .........   5
                       Permitted Exceptions ......   1
                       Person ....................   6
                       Petroleum Terminal ........   6
                       Premises ..................   6
                       Prime Rate ................   6
                       Prohibited Liens ..........   6
                       Renewal Option ............   6
                       Renewal Term ..............   8
                       Rent ......................   6
                       Requesting Party ..........  30
                       Service Station ...........   6
                       State .....................   6
                       Sublease ..................   7
                       Substantial Condemnation...   7
                       Subtenant .................   7
                       Subtenants ................   7
                       Temporary Condemnation.....   7
                       Tenant ....................   7
                       Term ......................   8
                       Termination Date ..........   7
                       Third Party Lease .........   7
                       Third Party Lessor ........   7
                       Transfer ..................  21
                       Unavoidable Delay .........   7
                       UST .......................   8
                       Waiver of Subrogation .....   8


                                   ________

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